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                                ROAMING AGREEMENT

                                 BY AND BETWEEN

                                NEXTEL WIP CORP.

                                       AND

                         NEXTEL PARTNERS OPERATING CORP.


                          Dated as of January 29, 1999



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                                TABLE OF CONTENTS
                                                                            Page

RECITALS......................................................................1

ARTICLE 1.  DEFINITIONS.......................................................1

ARTICLE 2.  PROVISION OF ROAMING SERVICES.....................................6
         2.1      Required Services...........................................6
         2.2      Optional Services...........................................6
         2.3      Extent of Obligations.......................................8
         2.4      Additional Roaming Contracts ...............................8

ARTICLE 3.  VERIFICATION AND FRAUD PROTECTION.................................9
         3.1      HLRs; Subscriber Status Verification........................9
         3.2      Fraud Control...............................................9
         3.3      Indemnification for Fraudulent Charges.....................10
         3.4      NPA/NXX and IMSI Blocks....................................11

ARTICLE 4.  BILLING, COLLECTIONS, AND PAYMENT................................11
         4.1      Billing....................................................11
         4.2      Additional Roaming Rates...................................12
         4.3      Billing of Cross Region Calls .............................13
         4.4      Billing Statements.........................................14

ARTICLE 5.  CLEARINGHOUSE AND SETTLEMENT.....................................14
         5.1      Clearinghouse Provider Designation.........................14
         5.2      Settlement Provider Designation............................14
         5.3      Clearinghouse and Settlement Data..........................14
         5.4      Settlement and Clearinghouse Systems; Costs................14

ARTICLE 6.  EXCLUSIVITY .....................................................15
         6.1      Exclusivity................................................15

ARTICLE 7.  BREACH...........................................................15
         7.1      Breach; Dispute Resolution.................................15

ARTICLE 8.  TERM AND TERMINATION.............................................15
         8.1      Term.......................................................15
         8.2      Termination................................................15

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ARTICLE 9.   MISCELLANEOUS...................................................16
         9.1      Excusable Delay/Time Extension.............................16
         9.2      Amendments.................................................16
         9.3      Entire Agreement...........................................16
         9.4      Notices....................................................16
         9.5      Counterparts...............................................16
         9.6      Waiver.....................................................17
         9.7      Third Parties..............................................17
         9.8      Severability...............................................17
         9.9      Choice of Law..............................................17
         9.10     Construction...............................................17
         9.11     Agreement..................................................17

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                                ROAMING AGREEMENT

         This ROAMING AGREEMENT (this "Agreement"), dated as of January 29, 1999, is by and between NEXTEL WIP CORP., a Delaware corporation ("NWIP") and NEXTEL PARTNERS OPERATING CORP., a Delaware corporation (the "Company"). Defined terms are used herein as set forth in Article 1.

                                    RECITALS:

         A. Nextel, through its Subsidiaries, operates an iDEN-based wireless communications system through which it provides wireless communications services in various markets throughout the United States. To enhance its ability to provide its customers with greater geographic coverage that is consistent with its existing service, operations, and objectives, Nextel, through NWIP, is entering into a contractual joint venture with NPI and its wholly owned Subsidiaries, including the Company.

         B. The agreement of the parties with respect to the formation and operation of the contractual joint venture is set forth in the JV Agreement and various Collateral Agreements. This Agreement is a Collateral Agreement.

         C. NWIP and the Company desire to establish and implement an arrangement that will allow Subscribers and Designated Users of the NDS to use certain iDEN-based wireless communications services provided by the Company Operating Group when roaming in the Company Territory and Subscribers and Designated Users of the Company Operating Group to use certain iDEN-based wireless communications services provided by the NDS when roaming in the NDS Territory.

         In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NWIP and the Company hereby agree as follows:

                                   AGREEMENT:

                                 1. DEFINITIONS

         1.1 "Applicable Percentage" means (a) with respect to payments made by the Company, 80% and (b) with respect to payments made by NWIP, (i) 95% in 1999,
(ii) 90% in 2000, (iii) 85% in 2001, and (iv) 80% in 2002 and thereafter; in each case as adjusted pursuant to Section 4.1(c) and as limited in accordance with Section 4.1(d).

         1.2 "Authorized Roamer" means a Roamer who (i) is a Subscriber or a Designated User of any of the NDS or any member of the Company Operating Group,
(ii) has sought Roaming Services from a Remote Service Provider, and (iii) through the RV process

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conducted by the Remote Service Provider has been confirmed by an HLR designated by such Roamer's Home Service Provider to (x) have an account in good standing with its Home Service Provider and (y) be eligible to receive Roaming Services hereunder from the Remote Service Provider.

         1.3 "Billable Minute" means each minute of interconnect or Direct Connect service time that is captured by (x) the billing system of the NDS, as such billing system may be in effect from time to time or (y) when instituted, if ever, the billing system of the Company Operating Group, as such billing system may be in effect from time to time, provided, that the Company will ensure that the billing system of the Company Operating Group at all times measures minutes of interconnect and Direct Connect service using the same methodologies or formulas then employed by the billing system of the NDS and that NWIP will provide notice to the Company of any changes to such methodologies or formulas.

         1.4 "Clearinghouse Provider" means any entity or entities designated by NWIP, in NWIP's sole discretion, from time to time and at any time during the term of this Agreement, including any renewal term(s), to provide Clearinghouse Services, which entity or entities may, but are not required to be, the Settlement Provider.

         1.5 "Clearinghouse Services" means those services to be performed by the Clearinghouse Provider pursuant to Article 4 and Article 5 hereof.

         1.6 "Company" has the meaning set forth in the preamble to this Agreement.

         1.7 "Company Affiliates" means NPI and any and all other entities whose equity or corresponding unit of ownership interest is fifty percent or more beneficially owned (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) by NPI, directly or indirectly.

         1.8 "Company Operating Group" means the Company and, from time to time and at any time during the term of this Agreement, including renewal term(s), any and all entities constituting Company Affiliates who operate or are involved in the operation of an ESMR Network in any portion of the Company Territory.

         1.9 "Company Optional Services" means any wireless communications services (i) that do not constitute Required Services; (ii) that are implemented by the Company Operating Group anywhere in the Company Territory after the date of this Agreement and that will be available to certain Subscribers of the Company Operating Group, Designated Users and Authorized Roamers roaming in the Company Territory; and (iii) that if implemented by the NDS, also will be available to certain Subscribers of the NDS, Designated Users and Authorized Roamers roaming in the NDS Territory; in any such case, subject to such persons having the proper Subscriber equipment to utilize such services.

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         1.10 "Company Territory" means the "Territory" (as such term is defined in the JV Agreement), as such "Territory" may exist from time to time and at any time under the JV Agreement during the term thereof, including any renewal term(s).

         1.11 "Cross Network Calls" has the meaning set forth in Section 4.5.

         1.12 "Customer Satisfaction Level" means: (a) with respect to the
Company: the level of customer satisfaction, determined on the basis of the annual SCI score of the Company Operating Group, expressed as a percentage, and
(b) with respect to NWIP: the level of customer satisfaction, determined on the basis of the annual SCI score of the NDS, expressed as a percentage; in each case, as measured by the appropriate Marketing Services Vendor pursuant to
Article 7.3 of the JV Agreement.

         1.13 "Designated User" means a person, who is a customer or a Subscriber of a Third-Party Carrier with whom the NDS or, subject to Section 2.4(b), the Company Operating Group, has entered into a roaming agreement and who, (a) if identified as such by any of the NDS, is entitled to be provided wireless services as an Authorized Roamer on the ESMR Network or any portion thereof operated by the NDS and, (b) if identified as such by any member of the Company Operating Group, is entitled to be provided wireless services as an Authorized Roamer on the ESMR Network or any portion thereof operated by the Company Operating Group, provided, that a person shall be identified as a "Designated User" only by having the sponsoring wireless services provider (i.e., any of the NDS or any member of the Company Operating Group, as the case may be), as a Home Service Provider, entering such person's relevant identifying information (including, without limitation, such person's subscriber unit identifier, designation of eligibility for one or more Roaming Services and current account status) in the HLR maintained by or for such Home Service Provider or Third-Party Carrier.

         1.14 "Direct Connect" means a two-way dispatch radio service provided by the NDS and the Company Operating Group through their respective ESMR Networks.

         1.15 "Direct Connect Service Revenue" means that portion of Service Revenue generated on a per minute basis by Direct Connect usage, plus the appropriate amount of Service Revenue not derived on a per-minute basis and allocable to Direct Connect usage, as calculated pursuant to Section 4.1(b).

         1.16 "ESMR Network" has the meaning set forth in the JV Agreement.

         1.17 "HLR" means the "home location register," that is, the databases of Subscriber information (and comparable information concerning relevant Designated Users) maintained by or for each Home Service Provider for the purpose of performing RV and processing Inquiries by Remote Service Providers regarding the identity, eligibility and status of potential Roamers.

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         1.18 "Home Region" means the territory in the United States in which any Home Service Provider provides wireless communications services to its Subscribers, Authorized Roamers and others.

         1.19 "Home Service Provider" means the person with whom a Subscriber subscribes for wireless communications services, provided, that the Home Service Provider of any Designated User shall be deemed to be (i) the NDS, if any member of the NDS has identified the Designated User as such, or (ii) the Company Operating Group, if any member of the Company Operating Group has identified the Designated User as such.

         1.20 "iDEN" has the meaning set forth in the JV Agreement.

         1.21 "Inquiry" means any RV and related inquiry performed by the relevant Remote Service Provider of an HLR maintained by or for the relevant Home Service Provider, concerning a potential Roamer seeking to use Roaming Services as an Authorized Roamer on such Remote Service Provider's ESMR Network; provided, that each such Inquiry occurs immediately prior to the time that any potential Roamer who is the subject of such Inquiry first uses Roaming Services as an Authorized Roamer on such Remote Service Provider's ESMR Network and, thereafter, a new Inquiry is conducted with respect to such Roamer on each subsequent registration by such Roamer's Subscriber unit, with the Remote Service Provider's ESMR Network, following any deregistration event (whether due to a power-down of such unit, a departure from the service area or other cause).

         1.22 "Interconnect Service Revenue" means that portion of Service Revenue generated on a per minute basis by interconnect usage, plus the appropriate amount of Service Revenue not derived on a per minute basis and allocable to interconnect usage, as calculated pursuant to Section 4.1(b).

         1.23 "JV Agreement" means the Joint Venture Agreement, of even date herewith, by and among NWIP, NPI and the Company.

         1.24 "Marketing Services Vendor" has the meaning set forth in the JV Agreement.

         1.25 "Motorola" has the meaning set forth in the JV Agreement.

         1.26 "NDS" has the meaning set forth in the JV Agreement.

         1.27 "NDS Optional Services" means any wireless communications services
(i) that do not constitute Required Services; (ii) that are implemented by the NDS anywhere in the NDS Territory after the date of this Agreement and that will be available to certain Subscribers of the NDS, Designated Users and Authorized Roamers roaming in the NDS Territory; and (iii) that if implemented by the Company Operating Group, also will be available to certain Subscribers of the Company Operating Group, Designated Users and

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Authorized Roamers roaming in the Company Territory; in any such case, subject to such persons having the proper Subscriber equipment to utilize such services.

         1.28 "NDS Territory" means all areas within the United States that are outside of the Company Territory.

         1.29 "Nextel" means Nextel Communications, Inc., a Delaware corporation.

         1.30 "Non-U.S. Third-Party Carrier" has the meaning set forth in
Section 2.4(c).

         1.31 "NPI" means Nextel Partners, Inc., a Delaware corporation, and the sole stockholder of the Company.

         1.32 "NWIP" has the meaning set forth in the preamble to this Agreement.

         1.33 "Optional Services" means either or both the NDS Optional Services or the Company Optional Services, as the context requires.

         1.34 "Pricing Structure" means the pricing structure set forth on
Exhibit 9.1 to the JV Agreement, as Exhibit 9.1 may be amended from time to time.

         1.35 "Remote Service Provider" means any person providing Roaming Services in such person's Home Region.

         1.36 "Required Services" means those wireless communications services set forth on Exhibit 6.1 to the JV Agreement, as such Exhibit 6.1 may be amended from time to time.

         1.37 "Roamer" means a Subscriber or Designated User seeking Roaming Services from a Remote Service Provider.

         1.38 "Roamer Verification" or "RV" means the system and process used by the NDS and to be used by or performed for the Company Operating Group when any of them are acting as Remote Service Providers, to determine, among other things, if Roamers seeking Roaming Services from them are in good standing with their Home Service Providers and are otherwise entitled to receive Roaming Services as Authorized Roamers, and, if so, those Roaming Services such Authorized Roamers are entitled to receive (if such services are supported by the applicable Remote Service Provider).

         1.39 "Roaming Contacts" means those persons appointed by NWIP and the Company under Section 10.1.

         1.40 "Roaming Services" means such combination of Required Services and Optional Services as any Authorized Roamer may from time to time be entitled to receive from a Remote Service Provider hereunder, which combination of Required Services and

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Optional Services may vary as a result of, without limitation, the market in which an Authorized Roamer is located or the Subscriber equipment being used by such Authorized Roamer.

         1.41 "Service Revenue" means all revenue derived from activation, access, usage, features and toll charges (including long distance toll charges) and from credits, adjustments, promotions, and subsidies. "Service Revenue" does not include revenue derived from equipment or product sales and shall not be adjusted for equipment or product (as opposed to service) credits, adjustments, promotions or subsidies. By mutual, written agreement, NWIP and the Company may, from time to time and at any time during the term hereof, including any renewal terms, revise the components and definition of Service Revenue.

         1.42 "Settlement Provider" means any entity or entities designated by NWIP, in NWIP's sole discretion, from time to time and at any time during the term of this Agreement, including any renewal term(s), to provide Settlement Services, which entity or entities may be, but are not required to be, the Clearinghouse Provider.

         1.43 "Settlement Services" means those services to be provided as part of or in conjunction with the Clearinghouse Services, including, but not limited to, settlement of accounts between the parties on a monthly basis, netting of obligations between the parties and transferring of funds for the payment of roaming revenues from one party to the other.

         1.44 "Subscriber" means a revenue generating or non-revenue generating customer of digital wireless communications services.

         1.45 "Third-Party Carrier" has the meaning set forth in Section 2.4(a).

         1.46 "VPN" means a virtual private network solution, which provides certain corporate customers of the NDS and the Company Operating Group, whose virtual private networks may be located in either the NDS Territory or the Company Territory, both private system control and access to the respective ESMR Networks of the NDS and the Company Operating Group.

                        2. PROVISION OF ROAMING SERVICES

         2.1 Required Services. (a) The Company, through the Company Operating Group, will make available to any Authorized Roamer who requests Roaming Services in the Company Territory, each and every Required Service, in each case at service and access levels in accordance with the terms and conditions of this Agreement and the JV Agreement and any laws, regulations and court orders that may be applicable to the provision thereof.

         (b) NWIP, through the NDS, will make available to any Authorized Roamer who requests Roaming Services in the NDS Territory, each and every Required

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Service, in each case at service and access levels in accordance with the terms and conditions of this Agreement and the JV Agreement and any laws, regulations and court orders that may be applicable to the provision thereof.

         2.2 Optional Services. (a) The parties contemplate that, from time to time and at any time during the term of this Agreement, including any renewal terms, and in the sole discretion of NWIP, the NDS may choose to implement certain NDS Optional Services in all or a portion of the NDS Territory and make such NDS Optional Services available to certain Subscribers of the NDS, certain Designated Users and certain Authorized Roamers roaming in the NDS Territory, which group of Authorized Roamers may include certain Authorized Roamers who may be Subscribers or Designated Users of the Company Operating Group. The Company will have no obligation to (or to cause any members of the Company Operating Group to) implement any NDS Optional Services in the Company Territory that are implemented by the NDS, but may elect to do so on written notice to NWIP. Upon receipt of any notice from the Company that the Company, through the Company Operating Group, desires to implement any NDS Optional Service in all or a portion of the Company Territory, NWIP will use its commercially reasonable efforts in good faith to coordinate with the NDS, the Company and the other applicable members of the Company Operating Group to exchange information and data necessary to allow the Company to implement such NDS Optional Service as soon as reasonably practicable, provided, however, that all costs and expenses of or relating to the implementation of such NDS Optional Services that are incurred by the Company Operating Group will be for the exclusive account of and will be borne solely by the Company.

         (b) The parties contemplate that, from time to time and at any time during the term of this Agreement, including any renewal terms, and in the sole discretion of the Company, the Company Operating Group may choose to implement certain Company Optional Services in all or a portion of the Company Territory and make such Company Optional Services available to certain Subscribers of the Company Operating Group, certain Designated Users and certain Authorized Roamers roaming in the Company Territory, which group of Authorized Roamers may include certain Authorized Roamers who may be Subscribers or Designated Users of the NDS. NWIP will have no obligation to (or to cause any of the NDS to) implement any Company Optional Services in the NDS Territory that are implemented by the Company Operating Group, but may elect to do so on written notice to the Company. Upon receipt of any notice from NWIP that NWIP, through the NDS, desires to implement any Company Optional Service in all or a portion of the NDS Territory, the Company will use its commercially reasonable efforts in good faith to coordinate with the Company Operating Group, NWIP and the applicable members of the NDS to exchange information and data necessary to allow the NDS to implement such Company Optional Service as soon as reasonably practicable, provided, however, that all costs and expenses of or relating to the implementation of such Company Optional Services that are incurred by NWIP or the NDS will be for the exclusive account of and will be borne solely by NWIP.

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         (c) Upon the mutual implementation of any Optional Services by both
NWIP, through the NDS, and the Company, through the Company Operating Group, NWIP and Company, through the NDS and the Company Operating Group, respectively, will make available to certain Authorized Roamers who request Roaming Services in those areas of their respective Home Regions where such Optional Services have been implemented, such Optional Services as either the Company or NWIP, in the sole discretion of each, elects to make available. Where the Company or NWIP elects to provide any Optional Services, each such Optional Service will be provided at service and access levels in accordance with the terms and conditions of this Agreement and the JV Agreement and any laws, regulations and court orders that may be applicable to the provision thereof.

         2.3 Extent of Obligations. Notwithstanding anything herein to the contrary, neither the Company nor NWIP will be obligated to provide Roaming Services in any portion of, in the Company's case, the Company Territory, or, in NWIP's case, the NDS Territory, where build-out sufficient to support the operation of the ESMR Networks being constructed by the Company Operating Group and the NDS, respectively, has not been completed. Nothing in this Section 2.3 shall be interpreted or operate to affect any of the Company's or NPI's obligations regarding the build-out of the Company Territory as set forth in the JV Agreement.

         2.4 Additional Roaming Contracts. (a) The parties contemplate that Nextel or certain of the NDS will from time to time enter into roaming arrangements with third-party wireless communications service providers (the "Third-Party Carriers") that will permit certain Subscribers of the NDS to roam in the markets served by the Third-Party Carriers. The parties further contemplate that the Company or certain members of the Company Operating Group will enter into similar roaming arrangements, for the benefit of the Subscribers of the Company Operating Group, with such Third-Party Carriers.

         (b) Any proposed agreement between any Third-Party Carrier and the Company or any member of the Company Operating Group will require NWIP's prior approval, which approval will not be unreasonably withheld.

         (c) If the Company cannot obtain a roaming arrangement with any Third-Party Carrier whose principal operations are located outside of the U.S. (each, a "Non-U.S. Third-Party Carrier") with whom Nextel or the NDS have entered into a roaming agreement because, as a result of the technology then used by the Company and the NDS, such Non-U.S. Third-Party Carrier is unable to differentiate between Subscribers of the NDS and Subscribers of the Company Operating Group, then NWIP will cooperate with the Non-U.S. Third-Party Carrier, the Company and Nextel or the appropriate NDS to implement procedures that will permit certain Subscribers of the Company Operating Group to roam in the markets served by such Non-U.S. Third-Party Carrier under the relevant agreement between Nextel or the appropriate NDS; provided, that the implementation of such procedures may be conditioned upon such Non-U.S. Third-Party Carrier's agreement to assert claims against, and seek


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recourse from, only the Company and/or members of the Company Operating Group arising out of any roaming activities or services provided by such Non-U.S. Third-Party Carrier to Subscribers of the Company Operating Group, and upon the Company's agreement that it and each member of the Company Operating Group will assert claims against, and seek recourse from, only the relevant Non-U.S. Third-Party Carrier arising out of any failure to provide roaming services or any related defects or difficulties arising out of any Subscribers of the Company Operating Group accessing or attempting to access wireless and/or other telecommunications services offered or provided by such Non-U.S. Third-Party Carrier. Neither NWIP nor Nextel or any of the NDS will have any liability whatsoever to the Company or any member of the Company Operating Group in the event that NWIP and Nextel or the appropriate NDS are unable to make suitable arrangements to allow Subscribers of the Company Operating Group to roam in the markets served by any Non-U.S. Carrier under this Section 2.4(c). The Company accepts and acknowledges that the roaming service and other charges associated with any such roaming arrangements with Non-U.S. Third-Party Carriers may be substantially higher than those otherwise set forth herein and that the Company will be solely responsible for all such charges, regardless of whether the Company or the Company Operating Group actually collect any amounts due with respect to roaming by the Subscribers of the Company Operating Group through any arrangements provided for under this Section 2.4(c).

                      3. VERIFICATION AND FRAUD PROTECTION

         3.1 HLRs; Subscriber Status Verification. (a) NWIP, through the NDS, will maintain HLR capacity sufficient to service each market within the NDS Territory and its HLRs will provide appropriate data regarding (i) Subscribers and Designated Users of the NDS, and (ii) until such time, if ever, as the Company Operating Group obtains sufficient HLR capacity, Subscribers and Designated Users of the Company Operating Group, in each case, for use in performing RV and related functions. The parties acknowledge that neither NWIP nor the NDS are or will be responsible for supplying, obtaining, verifying or otherwise collecting any data regarding the Subscribers and Designated Users of the Company Operating Group necessary to populate their HLRs. The Company will be solely responsible for doing so and for timely transmitting such data in writing (or in appropriate form, such as confirmed electronic data transmission, computer diskette or machine-readable tape, in any such case, in form accessible to the NDS) to NWIP pursuant to the procedures generally applicable to and used by the NDS in performing HLR updates and management, as such procedures may from time to time be in effect. NWIP and the NDS will not be liable to any member of the Company Operating Group, Subscribers or Designated Users of the Company Operating Group, or any third party for inaccuracies reflected in the information regarding Subscribers or Designated Users of the Company Operating Group contained in or omitted from the HLRs maintained by the NDS to the extent that such inaccuracies (x) are caused by incorrect data transmitted by the Company or any other member of the Company Operating Group, (y) are the result of any system error (as opposed to human error caused by NWIP), or (z) result from any act or omission attributable to any member of the Company Operating Group or to any third party.

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         (b) NWIP will provide notice to the Company of any changes subsequent to the date of this Agreement to those procedures generally applicable to and used by the NDS in performing HLR updates and management, at substantially the same time and in substantially the same manner as notice of such changes is provided to the NDS.

         3.2 Fraud Control. (a) NWIP will cause the NDS to, and when they develop, maintain or otherwise acquire HLRs, the Company will cause the Company Operating Group to, configure their respective HLRs to have the capacity to perform Inquiries of all of their respective Subscribers and Designated Users. NWIP and the Company will cooperate in good faith to control fraudulent Roamer usage and to attempt to solve any fraud problems that might arise during the term, including any renewal term(s), of this Agreement. The parties promptly will notify each other should fraudulent Roamer usage become apparent on the respective ESMR Networks of the Company Operating Group and/or the NDS.

         (b) The parties will bear the cost of fraudulent calls or calls made by Roamers who are not Authorized Roamers in each other's territory as follows:

         (i) The appropriate Home Service Provider will pay all transfer charges as calculated in accordance with Section 4.1 for calls completed by a Remote Service Provider after the Remote Service Provider has made timely Inquiries of the HLR(s) maintained by or for the Home Service Provider and such HLR(s) has indicated that the Roamer should be treated as an Authorized Roamer, even if it is subsequently determined that the Roamer was not in good standing with its Home Service Provider, had sought Roaming Services fraudulently, or otherwise was not entitled to use Roaming Services. All calls covered by this Section 3.2(b)(i) will be deemed for settlement purposes to have been made by Authorized Roamers.

         (ii) A Home Service Provider will have no obligation to make any transfer payments for any calls completed by a Remote Service Provider where the Remote Service Provider failed to make timely Inquires of the HLR(s) maintained by or for the Home Service Provider or performed the Inquiries improperly and it was subsequently determined that any Roamers making such calls were not in good standing with their respective Home Service Providers, had sought Roaming Services fraudulently, or otherwise were not entitled to use Roaming Services. Similarly, a Home Service Provider will have no obligation to make any transfer payments for any calls completed by a Remote Service Provider where the Remote Services Provider ignored the Home Service Provider's indication that a Roamer was not an Authorized Roamer. All calls covered by this Section 3.2(b)(ii) will be treated for settlement purposes not to have been made.

         3.3 Indemnification for Fraudulent Charges. (a) NWIP will indemnify the Company, NPI, the other members of the Company Operating Group and all other controlled

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subsidiaries of the Company now or hereafter existing, together with all of their respective officers, directors, employees, or agents (collectively, the "Company Indemnified Parties"), against, and hold them harmless from, any and all third-party claims, suits, demands, losses and expenses, including attorneys' fees and disbursements, which may result in any way whatsoever from the denial of Roaming Service by any of the Company Indemnified Parties to any Subscriber or Designated User of the NDS that has been identified by the appropriate HLR as not being an Authorized Roamer or in good standing with its Home Service Provider or otherwise not to be entitled to receive Roaming Services hereunder.

         (b) The Company will indemnify NWIP, the NDS, Nextel and all other controlled subsidiaries of Nextel now or hereafter existing, together with all of their respective officers, directors, employees, or agents (collectively, the "Nextel Indemnified Parties"), against, and hold them harmless from, any and all third-party claims, suits, demands, losses and expenses, including attorneys' fees and disbursements, which may result in any way whatsoever from the denial of Roaming Service by any of the Nextel Indemnified Parties to any Subscriber or Designated User of the Company or the Company Operating Group that has been identified by the appropriate HLR as not being an Authorized Roamer or in good standing with its Home Service Provider or otherwise not to be entitled to receive Roaming Services hereunder.

         3.4 NPA/NXX and IMSI Blocks. NWIP and the Company have exchanged information identifying the NPA/NXX and IMSI blocks assigned to the NDS and the Company Operating Group with respect to their ESMR Networks in the NDS Territory and the Company Territory, respectively, as well as detailing the valid NPA/NXX and IMSI combinations used by the respective Subscribers and Designated Users of the NDS and the Company Operating Group as of the date hereof. Additions, deletions or changes to such NPA/NXX and IMSI combinations will be delivered by the Company to NWIP's Roaming Contact and to NWIP by the Company's Roaming Contact promptly and the Company will itself or will cause other members of the Company Operating Group to, and NWIP will cause the NDS to, update all appropriate HLRs to reflect any such additions, deletions or changes at least as promptly as required by the HLR update and management procedures generally applicable to the NDS, as such procedures may be in effect from time to time and at any time during the term of this Agreement, including any renewal term(s). NWIP will provide to the Company notice of any changes to such procedures at substantially the same time and in substantially the same manner as the NDS are provided notice of such changes.

                      4. BILLING, COLLECTIONS, AND PAYMENT

         4.1 Billing. The formula for the billing of Required Services provided pursuant to this Agreement is as follows:

         (a) The Company will charge Subscribers of the Company Operating Group for operating as Roamers in the NDS Territory in accordance with the Pricing Structure and will charge its Designated Users operating as Roamers in the NDS Territory in accordance with the relevant terms and conditions of the applicable agreement in place between any member of the Company Operating Group and such Designated User and/or the wireless services provider of which each such Designated User is a customer in its home market. NWIP will charge Subscribers of the NDS for operating as Roamers in the Company Territory in accordance with the Pricing Structure and will charge its Designated Users operating as Roamers in the Company Territory in accordance with the relevant terms and conditions of the applicable agreement in place between any NDS and such Designated User and/or the wireless services provider of which each such Designated User is a customer in its home market. Aggregate usage by Subscribers and Designated Users of both the Company Operating Group and of the NDS in the other's Home Region will be compiled on a monthly basis by the Clearinghouse Provider. NWIP and the Company will pay each other for Billable Minutes generated by the respective Subscribers and Designated Users of the Company Operating Group and the NDS operating as Authorized Roamers based on the interconnect minutes and Direct Connect minutes used by each Authorized Roamer during the prior month, multiplied by the per minute transfer rates determined not more frequently than the closing date of each fiscal quarter of Nextel, as follows:

         (i) For Direct Connect Usage: the Applicable Percentage of (i) total aggregate Direct Connect Service Revenue of both the Company Operating Group and the NDS during the preceding 12-month period; divided by (ii) total aggregate Direct Connect Billable Minutes of Subscribers and Designated Users of both the Company Operating Group and the NDS during the preceding 12-month period.

         (ii) For Interconnect Usage: the Applicable Percentage of (i) total aggregate Interconnect Service Revenue of both the Company Operating Group and the NDS during the preceding 12-month period; divided by (ii) total aggregate interconnect Billable Minutes of Subscribers and Designated Users of both the Company Operating Group and the NDS during the preceding 12-month period.

         (b) For purposes of determining Direct Connect Service Revenue and Interconnect Service Revenue for the calculations set forth in Section 4.1(a), any Service Revenue not derived on a per minute basis will be allocated between Direct Connect Service Revenue and Interconnect Service Revenue based on the total aggregate Direct Connect Billable Minutes and interconnect Billable Minutes of Subscribers and Designated Users of both the Company Operating Group and the NDS during the preceding 12-month period as a percentage of total Billable Minutes of Subscribers and Designated Users of both the Company Operating Group and the NDS during the preceding 12-month period, provided, however, that for purposes of this calculation long distance toll charges will be fully allocated to Interconnect Service Revenue.

         (c) The respective Applicable Percentages of the Company and the NDS will be subject to change based on the results of customer satisfaction interviews of Subscribers of both the NDS and the Company Operating Group. Adjustments to reflect the results of such customer satisfaction interviewing will occur annually on a calendar-year basis and will be calculated as follows:
(i) for every five full percentage points by which the Customer Satisfaction Level of the Company Operating Group exceeds the Customer Satisfaction Level of the NDS, in each case as determined pursuant to the provisions of Article 7 of the JV Agreement, one full percentage point will be added to the then current Applicable Percentage of NWIP, and deducted from the then current Applicable Percentage of the Company; and (ii) for every five full percentage points by which the Customer Satisfaction Level of the Company Operating Group falls below the Customer Satisfaction Level of the NDS, one full percentage point will be deducted from the then current Applicable Percentage of NWIP and added to the then current Applicable Percentage of the Company. Both the Company and NWIP will be responsible for producing the information necessary to make the allocation provided for in this Section 4.1, based on the relevant Customer Satisfaction Level measurements compiled as provided in Article 7 of the JV Agreement.

         (d) In no event will either the Applicable Percentage of NWIP or the Applicable Percentage of the Company be greater than 100%, nor will the per minute transfer rate be less than either the Company Operating Group's or the NDS's respective costs of providing Roaming Services.

         (e) Each of NWIP (through the NDS) and the Company (through the Company Operating Group) will be responsible for the billing and collection of the accounts of their Subscribers and Designated Users for the services provided pursuant to this Agreement. The failure of the NDS or the Company Operating Group to collect payments due from such Subscribers or Designated Users will in no way affect the obligations of NWIP and the Company to pay to the other any amounts due under this Agreement.

         4.2 Additional Roaming Rates. (a) For any and all Optional Services that the NDS and the Company Operating Group mutually agree to provide in the respective Home Regions of the NDS and the Company Operating Group, and which (in accordance with Section 2.2(c)) are required to be made available to Authorized Roamers, the parties will establish appropriate transfer rates to be used in connection with the settlement of accounts between the Company and NWIP, provided, however, that each of them shall be entitled to exercise sole discretion in establishing retail charges for such Optional Services that will be charged to the Subscribers of the Company Operating Group and the NDS for usage within their respective Home Regions.

         (b) For any and all NDS Optional Services not implemented by the Company Operating Group (i.e., for which there is no comparable Company Optional Service), but which the NDS elect to make available for use by certain Subscribers and Designated Users of the Company roaming in the NDS Territory, the transfer rates applicable to such NDS Optional Services will be established by NWIP, in NWIP's sole discretion, from time to time and at any time during the term of this Agreement, including any renewal term(s), provided, however, that the Company shall, subject to Article 9 of the JV Agreement, be entitled to exercise its sole discretion in establishing retail rates to be charged to Subscribers and Designated Users of the Company Operating Group for the use of such NDS Optional Services.

         (c) With respect to any Company Optional Services not implemented by the NDS (i.e., for which there is no comparable NDS Optional Service), but which the Company Operating Group elects to make available for use by certain Subscribers and Designated Users of the NDS roaming in the Company Territory, the transfer rates applicable to such Company Optional Services will be established by the Company, in the Company's sole discretion, from time to time and at any time during the term of this Agreement, including any renewal term(s), provided, however, that NWIP shall be entitled to exercise its sole discretion in establishing retail rates to be charged to Subscribers and Designated Users of the NDS for the use of such Company Optional Services.

         (d) For any and all Required Services implemented after the date of this Agreement, the parties will establish appropriate transfer rates to be used in connection with the settlement of accounts between the Company and NWIP, provided, however, that each of them shall, subject to Article 9 of the JV Agreement, be entitled to exercise sole discretion in establishing retail charges for such Required Services that will be charged to the Subscribers of the Company Operating Group and the NDS for usage within their respective Home Regions.

         4.3 Billing of Cross Region Calls. Calls initiated on one ESMR Network, but continuing and/or terminating on one or more other ESMR Networks ("Cross Network Calls") will be handled as follow:

         (a) Cross Network Calls originated by a Subscriber or Designated User on its Home Service Provider's ESMR Network: for billing and settlement purposes, such calls will not be treated as roaming calls, but will be treated as if they were completed in full on the originating Home Service Provider's ESMR Network; and

         (b) Cross Network Calls originated by a Subscriber or Designated User as a Roamer on a Remote Service Provider's ESMR Network: for billing and settlement purposes, such calls will be treated as if they were completed in full on the originating Remote Service Provider's ESMR Network.

         4.4 Billing Statements. The parties' agreement concerning the procedures governing billing and payment for the services provided and all other charges and amounts assessed hereunder is set forth in Section 13.6 of the JV Agreement.

                         5. CLEARINGHOUSE AND SETTLEMENT

         5.1 Clearinghouse Provider Designation. The Clearinghouse Provider will process all records relating to the provision of Roaming Services to Roamers pursuant to this Agreement and perform related Clearinghouse Services. NWIP may, in its sole discretion, from time to time and at any time during the term of this Agreement, including any renewal term(s), remove and replace the Clearinghouse Provider or undertake, by itself or through any one or more affiliates, to perform Clearinghouse Services.

         5.2 Settlement Provider Designation. The Settlement Provider will perform Settlement Services, including the settlement of all accounts relating to Roaming Services between the parties on a monthly basis, and will have the authority to "net" the obligations of the parties on a monthly basis. NWIP may, in its sole discretion, from time to time and at any time during the term of this Agreement, including any renewal term(s), remove and replace the Settlement Provider or undertake, by itself or through any one or more affiliates, to perform Settlement Services.

         5.3 Clearinghouse and Settlement Data. All data required to enable the Clearinghouse Provider or the Settlement Provider to process Roaming Services records will be provided by each of NWIP and the Company to the Clearinghouse Provider or the Settlement Provider whenever reasonably requested and in the format required by the entity then designated as the Clearinghouse Provider or Settlement Provider.

         5.4 Settlement and Clearinghouse Systems; Costs. (a) NWIP and the Company have agreed to jointly develop the settlement and clearinghouse systems contemplated herein. Each party will be responsible for fifty percent (50%) of the costs associated with the development and implementation of the basic settlement and clearinghouse systems needed to perform the Settlement Services and Clearinghouse Services described herein. The incremental costs of any additional functionality desired in the settlement and clearinghouse systems (i.e., functionality that is not necessary to the performance of the Settlement Services or Clearinghouse Services) will be borne by and be the sole responsibility of the party requesting such additional functionality, unless such additional functionality is requested jointly, in which case any incremental costs thereof will be shared equally by NWIP and the Company.

         (b) Each of the Company and NWIP will pay their own costs with respect to Clearinghouse Services and Settlement Services. Each of the Company and NWIP will be invoiced directly by the Clearinghouse Provider and the Settlement Provider during the time period for which such services are provided. All costs billed to the parties hereto for Clearinghouse Services and Settlement Services will be proportionately based on the volume of Roaming Services traffic hereunder that is attributable to each of them individually during the period covered by such invoice. Not more frequently than annually, each party may, upon reasonable advance notice to the Clearinghouse Provider or the Settlement Provider, and at reasonable times, review any records in the possession of either the Clearinghouse Provider or the Settlement Provider relating to, as appropriate, the Clearinghouse Services or Settlement Services performed by them hereunder.

                                 6. EXCLUSIVITY

         6.1 Exclusivity. This Agreement is exclusive with respect to out-going roaming traffic generated by Subscribers of the Company Operating Group and the NDS, respectively. NWIP will send all of the roaming traffic generated by Subscribers of the NDS in the Company Territory to the Company Operating Group, with the exception of any traffic directed to any VPN located within the Company Territory. The Company will send all of the roaming traffic generated by Subscribers of the Company Operating Group in the NDS Territory to the NDS, with the exception of any traffic directed to any VPN located within the NDS Territory. Nothing herein shall be construed or operate to prohibit the Company Operating Group or the NDS from providing Roaming Service to Roamers who are Subscribers of other wireless communications service providers, including any other operators of ESMR Networks, high site ESMR service providers or SMR service providers operating in their respective Home Regions and nothing herein will restrict the NDS or, subject to Section 2.4, the Company Operating Group, from providing Roaming Services to Roamers who are Subscribers of any other wireless communications networks, including, without limitation, ESMR Networks operated by Affiliates of Nextel outside the United States, or wireless communication networks operated by any Third-Party Carrier within the Company Territory or the NDS Territory.

                                    7. BREACH

         7.1 Breach; Dispute Resolution. Any breach or alleged breach of this Agreement or dispute arising hereunder will be resolved by the parties pursuant to the procedures set forth in Article 12 of the JV Agreement and, in cases involving a billing dispute, Section 13.6 of the JV Agreement, which are incorporated herein by this reference.

                             8. TERM AND TERMINATION

         8.1 Term. The initial term of this Agreement will commence on the date hereof and will continue for ten years, unless extended for an additional period of up to two and one-half years, as described in Section 4.03 of the Shareholders' Agreement. Following the initial term, this Agreement may be extended for up to four additional ten-year renewal terms, which extensions will occur automatically upon any extension of the JV Agreement pursuant to its terms, unless the Company provides notice to NWIP of its intent not to renew this Agreement not less than 60 days prior to the scheduled end of the initial term or any renewal term.

         8.2 Termination. At any time upon or following the expiration or earlier termination of the JV Agreement, either party may terminate this Agreement upon notice to the other. Notwithstanding termination, this Agreement will remain in effect and fully enforceable in accordance with its terms (solely for purposes of addressing rights existing and obligations incurred prior to the effective date of termination as set forth in the termination notice) until all amounts due to either party hereunder, at or prior to the effective date of termination specified in the notice of termination, are paid in full in accordance with the terms hereof. No such termination will operate to relieve or release either party from any consequences of any breach by such party of any provisions of this Agreement, and the indemnification obligations of each of the parties pursuant to Section 3.3 hereof shall survive any such termination.

                                9. MISCELLANEOUS

         9.1 Excusable Delay/Time Extension. Where performance by either party to this Agreement is delayed by reason of an Excusable Delay (as defined in the JV Agreement), the time for performance, and any otherwise applicable time limit, schedule or deadline, shall be extended for a period of time equal to the period of Excusable Delay.

         9.2 Amendments. This Agreement may be amended only by a writing executed by the parties.

         9.3 Entire Agreement. This Agreement and the other Transaction Agreements (as defined in the JV Agreement) set forth the entire understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties, including but not limited to the Memorandum of Agreement, dated as of May 1, 1998, among Wireless Investment Partners, L.L.C., NWIP and Nextel, as amended.

         9.4 Notices. Any notice, request or other communication required or permitted hereunder must be in writing and is given: (a) when received if personally delivered; (b) 12 hours after being sent by telecopy, with confirmed answerback; or (c) 1 business day after being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below.


         To NWIP:                   Nextel WIP Corp.
                                    1505 Farm Credit Drive
                                    McLean, VA  22102
                                    Attention:  General Counsel
                                    Telecopy:  (703) 394-3896

         To the Company:            Nextel Partners Operating Corp.
                                    4500 Carillon Point
                                    Kirkland, WA  98033
                                    Attention:  General Counsel
                                    Telecopy:  (425) 828-8098

         With a copy to:            Friedman Kaplan Seiler LLP
                                    875 Third Avenue
                                    New York, NY  10022
                                    Attention:  Gary D. Friedman
                                    Telecopy:  (212) 355-6401


Either party by written notice to the other given in accordance with this
Section 9.4 may change the address or the persons to whom notices or copies thereof are to be directed.

         9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

         9.6 Waiver. Except as otherwise provided in this Agreement, any party may waive, in writing, compliance by the other parties thereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except as may be imposed by law). Any waiver by any party of any violation of, breach of, or default under, any provision of any of this Agreement, by any other party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of, or default under, any other provision of this Agreement.

         9.7 Third Parties. Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any person or entity other than the parties hereto any rights or remedies hereunder.

         9.8 Severability. If any provision of this Agreement or the application of such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. The parties will, to the extent lawful and practicable, use their best reasonable efforts to enter into arrangements to reinstate the intended benefits of any provision held invalid, illegal or unenforceable.

         9.9 Choice of Law. This Agreement shall be governed by New York law, without regard to choice of law rules that would result in the application of another state's law.

         9.10 Construction.

         a. Words used in this Agreement, regardless of the number or gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The parties hereto have participated equally in the drafting of this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

         b. The schedules and exhibits attached to this Agreement are incorporated herein and are part of this Agreement for all purposes. Unless otherwise stated, any reference in this Agreement to an exhibit, section or schedule is to an exhibit, section or schedule of this Agreement.

         c. The headings in this Agreement are solely for convenience of reference and are not to be given any effect in the construction or interpretation of this Agreement.

         9.11 Agreement. This Agreement is one of the Collateral Agreements identified in the JV Agreement. Accordingly, certain provisions of the JV Agreement by their terms apply to this Agreement, including, without limitation,
Section 2.6, Article 12, and Sections 13.2, and 13.10.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

                                       NEXTEL  WIP CORP.

                                       By: /s/ Alan Strauss
                                          ---------------------------------
                                       Name: Alan Strauss
                                       Title: Vice President

                                       NEXTEL PARTNERS OPERATING CORP.

                                       By: /s/ John Thompson
                                          ---------------------------------
                                       Name: John Thompson
                                       Title: Chief Financial Officer and
                                              Treasurer